                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              STAGE II APPAREL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             STAGE II APPAREL CORP.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 30, 1997

To Our Shareholders:

    The Annual Meeting of Shareholders of Stage II Apparel Corp. (the "Company") will be held in the Main Conference Room of Heller Horowitz & Feit P.C., 292 Madison Avenue, 20th Floor, New York, New York at 9:00 a.m. EDT on Friday May 30, 1997. The shareholders will be asked to vote on the following:

    1. To elect three Class II directors of the Company for a term expiring at its 1999 annual meeting of shareholders.

    2. To act upon any other matters that may be properly brought before the meeting or any adjournment.

    Shareholders of record at the close of business on April 25, 1997 are entitled to this notice and to vote at the meeting. If you do not expect to attend the meeting in person, please complete, date and sign the enclosed proxy card and return it in the accompanying envelope at your earliest convenience. If you attend the meeting, you may vote either in person or by your proxy. The Company values your opinion and encourages your participation. The enclosed proxy is being solicited by the Board of Directors.

                                          Jack Clark,
                                          Chairman of the Board

New York, New York
April 29, 1997

                                PROXY STATEMENT
                             ---------------------
                             STAGE II APPAREL CORP.
                                350 FIFTH AVENUE
                               NEW YORK, NY 10118
                            ------------------------

                      1997 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 30, 1997

                               PROXY SOLICITATION

    This Proxy Statement is furnished on behalf of the Board of Directors (the "Board") of Stage II Apparel Corp. (the "Company") for soliciting proxies to be voted at the Company's 1997 Annual Meeting of Shareholders on May 30, 1997 or any adjournment. The meeting will be held in the Main Conference Room of Heller Horowitz & Feit P.C., 292 Madison Avenue, New York, New York.

    All properly executed proxies received prior to the meeting will be voted in accordance with the instructions marked on the proxy cards. If no instructions are made, the shares will be voted "for" the election of the nominees to the Board. The Company knows of no other business to be presented for consideration at the meeting. If any other matter is properly presented, the proxy holders will have discretionary authority to vote in accordance with their best judgment. A shareholder giving a proxy may revoke it at any time by giving written notice to the Secretary of the Company before it is voted, by executing a proxy bearing a later date or by attending the meeting and voting in person.

    This Proxy Statement and related proxy card, together with a copy of the Company's 1996 Annual Report on Form 10-K (the "Annual Report"), are being mailed to shareholders on or about May 1, 1997. Upon request, additional proxy materials will be furnished without cost to brokers and other nominees for forwarding to beneficial owners of shares held in their names. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company, without additional compensation, by personal interview, telephone or otherwise. All costs of the solicitation will be borne by the Company.

                         SHAREHOLDERS ENTITLED TO VOTE

    Shareholders of record as of the close of business on Friday, April 25, 1997 are entitled to notice of and to vote at the meeting. As of that date, the Company had outstanding 4,196,462 shares of common stock ("Common Stock"). On all matters submitted to the shareholders of the Company, each share of Common Stock is entitled to one vote. Cumulative voting is not allowed in the election of directors or for any other purpose. The Company's bylaws provide that a majority of the outstanding shares entitled to vote, represented in person or by proxy, constitute a quorum at the meeting.

                             ELECTION OF DIRECTORS

GENERAL

    The Board of Directors of the Company is divided into two classes. Three Class II directors are to be elected at the meeting to serve for a two-year term expiring at the 1999 annual meeting of shareholders or until their successors are chosen and have qualified. Except where authority to vote for one or more nominees is withheld, the designated proxy holders will vote all shares represented by an executed proxy for the election of the nominees listed below. The Company expects each of the nominees to be able to serve as a director. If a nominee should become unavailable to serve as a director for any reason presently not known or contemplated, the proxy holders will have discretionary authority to vote for a substitute designated by management.

NOMINEES

    Each of the nominees for Class II director is a current director of the Company. The names of the nominees, along with information on their business experience and background, are set forth below.

    JACK CLARK, age 69, has served as the Chairman of the Board and a director of the Company since 1982. From 1982 through January 1987, he served as a consultant to the Company and other apparel companies in his capacity as president of J.C.C. Consulting Corp., with his services since that date provided directly and exclusively to the Company. Mr. Clark is primarily responsible for the Company's strategic planning, including product designs and development, manufacturing and acquisitions. Mr. Clark has been engaged in the apparel business for over 40 years.

    ROBERT PLOTKIN, age 55, has served as a director of the Company since its formation in 1980. He also served as the Company's President until his retirement in October 1994. Mr. Plotkin has been engaged in the apparel business for over 30 years.

    EUGENE MYERS, age 72, has served as a director of the Company since 1990. He was a principal shareholder in Sarena Fashions Ltd., a manufacturer of ladies' intimate apparel, and served as its President from 1984 until 1989. From 1978 through 1987, Mr. Myers also served as President of My-Line Apparel Ltd., a manufacturer of ladies' intimate apparel. He has been engaged in the apparel business for over 35 years.

VOTE REQUIRED

    Nominees receiving a plurality of votes cast at the meeting will be elected as directors. Abstentions and broker non-votes will not be treated as votes cast for or against any particular director and will not affect the outcome of the election of directors.

                        INFORMATION CONCERNING DIRECTORS

COMPOSITION OF THE BOARD

    In addition to the Class II directors of the Company standing for reelection at the meeting, the Board is comprised of three Class I directors. Each of the Class I directors is currently serving for a two-year term to expire at the 1998 annual meeting of shareholders. Biographical information for these directors is set forth below.

    STEVEN R. CLARK, age 41, has been a member of the Company's sales force and served as a director of the Company since its formation in 1980, and has served as its President since 1996 and Executive Vice President--Big and Tall Apparel since 1992, prior to which he was Division Head--Big and Tall Apparel. He is the son of Jack Clark, Chairman of the Board of the Company, and has been engaged in the apparel business for over 15 years.

    STEPHEN JELIN, age 63, has served as a director of the Company since 1990. From 1988 until 1989, he served as Senior Vice President, Urban Zayre Division of Ames Department Stores and from 1986 to 1988 as Senior Vice President of Zayre Stores. From 1985 to 1986, Mr. Jelin served as Senior Vice President of H.
C. Range Company, a Wisconsin based chain of department stores, and as President of its Prange Way Stores Division. Prior to that time, Mr. Jelin served as Vice President of Hills Department Stores. He is also an attorney and has been engaged in the apparel business for over 20 years.

    RONALD COHEN, age 55, joined the Company in 1988 as Director of Operations and was appointed as Executive Vice President -Operations and a director of the Company in 1996. He is principally responsible for the Company's computer operations, import arrangements and sales monitoring. Prior to joining the Company, Mr. Cohen served for four years as President of Scottodd, Inc., a consulting company.

BOARD MEETINGS

    During 1996, the Board took action, either at meetings or by consent, on a total of four occasions. No director attended or participated in fewer than 75% of these meetings or action by consent.

COMMITTEES AND COMMITTEE MEETINGS

    The Board has an Audit Committee and a Compensation Committee. Both committees are comprised of Stephen J. Jelin and Eugene Myers. The Audit Committee is responsible for monitoring and reviewing the financial affairs and financial statements of the Company and performing related internal financial review procedures. The Compensation Committee is responsible for evaluating salary and bonus arrangements for all officers and key employees and for administering the Company's employee benefit plans. During 1996, each of these Committees held one meeting. The Board of Directors has no other standing committees.

COMPENSATION OF DIRECTORS

    The outside directors of the Company received directors' fees at the rate of $3,000 per meeting during 1996.

                             EXECUTIVE COMPENSATION

COMPENSATION OF NAMED EXECUTIVE OFFICERS

    The following table sets forth the total remuneration paid during the last three years to the five most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION           LONG TERM COMPENSATION
NAME AND                                             ------------------------------------  -----------------------
PRINCIPAL POSITION                          YEAR       SALARY       BONUS      OTHER(1)     OPTION/SAR AWARDS (#)
----------------------------------------  ---------  ----------  -----------  -----------  -----------------------

Jack Clark..............................       1996  $  345,000      --           --                 --
Chairman of the Board                          1995     543,000      --           --                 --
                                               1994     468,000      --           --                 40,000

Henry Weiner(3).........................       1996     227,000      --           --                 --
Executive VP-Spalding                          1995     279,000      --           --                 ---
                                               1994     229,000      --           --                 20,000

Ronald Cohen............................       1996     124,000      --           --                 --
Executive VP-Operations                        1995     123,000      --           --                 --
                                               1994     117,000      --           --                 10,000

Steven R. Clark.........................       1996     118,000      --           --                 --
President                                      1995     121,000      --           --                 --
                                               1994     132,000      --           --                 --

Stuart Goldman(3).......................       1996     114,000      --           --                 --
President                                      1995     542,000      --           --                 --
                                               1994      57,000      --           --                 63,000


NAME AND                                      ALL OTHER
PRINCIPAL POSITION                         COMPENSATION(2)
----------------------------------------  -----------------
Jack Clark..............................      $   4,000
Chairman of the Board                             4,000
                                                  4,000
Henry Weiner(3).........................          3,000
Executive VP-Spalding                             3,000
                                                  3,000
Ronald Cohen............................          3,000
Executive VP-Operations                           3,000
                                                  3,000
Steven R. Clark.........................          2,000
President                                         3,000
                                                  2,000
Stuart Goldman(3).......................          1,000
President                                         4,000
                                                 --

------------------------

(1) Perquisites and other benefits did not exceed 10% of any named officer's total annual salary.

(2) Reflects the Company's contribution to the accounts of the named executive officers under its Employee Stock Ownership and Salary Deferral Plan. See "Employee Benefit Plans" below.

(3) Mr. Weiner resigned from his position with the Company in the first quarter of 1997, and Mr. Goldman was terminated by the Company in April 1996.

STOCK OPTIONS

    The Company maintains two incentive stock option plans (the "ISO Plans"). See "Employee Benefit Plans--Employee Stock Option Plans" below. The following table sets forth information as of December 31, 1996 on stock options held under the ISO Plans by the Company's five most highly compensated executive officers in 1996, none of whom received any option grants or exercised any stock options during 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                                             VALUE OF
                                                                     SHARES                   NUMBER OF     UNEXERCISED
                                                                    ACQUIRED                 UNEXERCISED   IN-THE-MONEY
                                                                       ON          VALUE     OPTIONS AT     OPTIONS AT
NAME                                                                EXERCISE     REALIZED    YEAR END(1)    YEAR END(2)
-----------------------------------------------------------------  -----------  -----------  -----------  ---------------

Jack Clark.......................................................        None          N/A       40,000            N/A

Henry Weiner.....................................................        None          N/A       20,000            N/A

Ronald Cohen.....................................................        None          N/A       10,000            N/A

Steven R. Clark..................................................        None          N/A       --                N/A

Stuart Goldman...................................................        None          N/A       --                N/A

------------------------

(1) All of the stock options are currently exercisable.

(2) The closing price of the Common Stock on the AMEX on December 31, 1996 was below the exercise price of the options.

EMPLOYEE BENEFIT PLANS

    STOCK OPTION PLANS. The ISO Plans maintained by the Company were adopted in 1987 (the "1987 Plan") and 1994 (the "1994 Plan"), providing for the grant of options to purchase up to 200,000 shares and 300,000 shares, respectively, of Common Stock to key employees. The terms of the two ISO Plans are identical, except for the additional shares of Common Stock covered by the 1994 Plan.

    The exercise price for options granted under the ISO Plans is fixed by a Compensation Committee of the Board at 100% of the market price of the Common Stock on the date of the grant or 110% of the market price for any optionee who is a principal shareholder. Each option granted under the ISO Plans is exercisable for periods of up to ten years from the date of grant, or three months after termination of employment, with certain exceptions.

    At December 31, 1996, options to purchase a total of 140,000 shares at exercise prices ranging from $2 7/8 to $6 5/8 per share were outstanding under the ISO Plans, and options to purchase 360,000 shares were reserved for future grants. No options were exercised during 1996, 1995 or 1994.

    EMPLOYEE STOCK OWNERSHIP AND SALARY DEFERRAL PLAN. In 1994, the Company converted its Profit Sharing Plan into an Employee Stock Ownership and Salary Deferral Plan (the "Savings Plan"). Under the Savings Plan, for each dollar contributed by electing employees to a retirement savings account from up to 12% of their annual compensation, the Company may contribute up to $.40, subject to certain limitations under Section 401(k) of the Internal Revenue Code (the "Code"). The Company's expense for these contributions in 1996, 1995 and 1994 aggregated $38,000, $69,000 and $55,000, respectively.

    The Saving Plan also enables the Company to make discretionary contributions for open market purchases of its Common Stock to be allocated to the accounts of all employees in proportion to their annual compensation. This feature was added in 1994 and is intended to qualify for treatment under Section 401(a) of the Code. The Company did not make any discretionary contributions to the Savings Plan for this purpose in 1996, 1995 or 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board has a Compensation Committee comprised of Messrs. Jelin and Myers. Neither one of these directors has ever served as an officer of the Company or any of its subsidiaries or had any related party transactions with the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    GENERAL. In recommending 1996 compensation levels for the Company's officers, including the Chief Executive Officer and other named executive officers, the Compensation Committee of the Board applied the Board's established compensation policies and criteria intended to promote the Company's overall objective of maximizing shareholder value over time. These procedures are aimed at maintaining a competitive compensation package to attract and retain talented personnel while also responding to both individual and corporate performance measures. Recommendations for 1996 salary levels and long term compensation were based on evaluations during January 1996 and thereafter.

    COMPENSATION POLICY. The Company's executive compensation policy is designed to maintain competitive levels of pay along with equity incentives to attract and retain qualified executives with interests, as co-owners of the Company, identical to those of its unaffiliated shareholders. This policy is implemented through a salary structure augmented by stock option and Savings Plan participation. The Committee's objective is to integrate these compensation components with the annual and long term performance of the Company as well as the achievements and contributions of the individual executives.

    While the Committee's goal is to maintain executive compensation at levels that are competitive with industry peers and linked to corporate performance, actual compensation in any particular year may be above or below published rates for competitors. In addition, due to the overall weakness of the retail apparel market, the Company's compensation levels from year to year may not correlate directly with various corporate performance measures in a particular year. The Committee believes, however, that the Company's compensation program enables it to balance the relationship between compensation and performance in the best interests of the shareholders.

    The separate components of the Company's executive compensation program for 1996 are described below, along with a discussion of the evaluations made by the Committee in recommending 1996 compensation levels for the five most senior executive officers.

    ANNUAL COMPENSATION. Annual compensation paid to the Company's named executive officers is limited to base salaries, without any bonus or commission payments, plus contributions to their accounts under the Company's Savings Plan, which are generally dependent upon the amount of their own contributions. Salary levels for the Company's top five executive officers are established by the Board based on recommendations of the Compensation Committee.

    Recommendations by the Compensation Committee for salary levels in 1996 were based on several historical and comparative performance factors. The Committee also considered comparative compensation and performance data for various other apparel companies and the performance of each of the Company's senior officers within his particular area of operating responsibility. Although the Committee reached favorable evaluations on the basis of these criteria, it recommended that the Board reduce 1996 salaries below the prior year's level for those officers in view of the existing competitiveness of their salary levels, the overall weakness of the retail apparel market at the time of their deliberations and the cost containment objectives of the Board.

    The Compensation Committee's 1996 salary recommendation for Jack Clark, the Chairman of the Board, was based on similar criteria as well as considerations of overall corporate leadership, contribution to the Company's performance and assumption of increased responsibilities. These positive considerations were offset by the Company's cost containment objectives, resulting in a 36% reduction in Mr. Clark's 1996 salary compared to his 1995 compensation.

    LONG TERM COMPENSATION. Long term incentives are provided through the Company's ISO Plans. Options provide executives and other key employees with the opportunity to establish or increase their equity interest in the Company and to share in any appreciation in the value of the Common Stock. As a result of the Company's disappointing financial results, no options were granted to its five most highly compensated executive officers during 1996.

    CONCLUSION. The Compensation Committee believes that the executive compensation policies implemented through its recommendations serve the interest of the Company's shareholders and the long range goals of the Company.

THIS REPORT HAS BEEN APPROVED BY THE              STEPHEN JELIN            EUGENE MYERS
FOLLOWING
MEMBERS OF THE COMPENSATION COMMITTEE:

PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the Company's cumulative total shareholder return with the cumulative return (assuming reinvestment of dividends) of (i) the Russell 2,000 Index and (ii) an Apparel Index group as published by Value Line. Inc.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           STAGE II APPAREL CORP.  RUSSELL 2000 INDEX   APPAREL
1991                      $100.00             $100.00    $100.00

1992                       209.19              118.41     122.33

1993                       164.66              140.80      91.62

1994                       139.98              138.01      85.18

1995                       101.80              177.26      91.16

1996                        67.87              205.30     122.92

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information on the beneficial ownership of the Common Stock as of March 31, 1997 by (i) ) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) the Company's five most highly compensated executive officers during its last fiscal year, (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group. Except as indicated in the footnotes to the table, the named beneficial owners have sole voting and investment power for the reported shares.

                                                                                       COMMON STOCK
                                                          ADDRESS OF                   BENEFICIALLY    PERCENTAGE
5% SHAREHOLDERS                                      5% BENEFICIAL OWNERS                 OWNED         OF CLASS
-----------------------------------------  -----------------------------------------  --------------  -------------
Fortuna Investment Partners, L.P.
Fortuna Capital Management, Inc.
Ronald J. Vannuki........................  100 Wilshire Boulevard                           425,900(1)        10.0%
                                           Santa Monica, CA 90401
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Jack Clark..........................................................................      1,430,503(2)        33.4
Ronald Cohen........................................................................         10,000(3)          .2
Steven R. Clark.....................................................................        169,080           3.9
Stephen Jelin.......................................................................        --             --
Eugene Myers........................................................................            400        --
Robert Plotkin......................................................................        509,363(4)        11.9
All officers and directors as a group (11 persons)..................................      2,164,946(5)        50.6

------------------------

(1) Based on a Statement on Schedule 13D, reflects shares held directly by Fortuna Investment Partners, L.P. ("FIP") and indirectly by Fortuna Capital Management, Inc. ("FCP"), the general partner of FIP, and by Mr. Vannuki, as President and Chief Executive Officer of FCP. Excludes (i) 700 shares of Common Stock held in Mr. Vannuki's IRA. See "Certain Transaction."

(2) Includes (I) 13,700 shares owned by a trust of which Mr. Clark is a beneficiary, (ii) 39,519 shares held by a foundation owned by Mr. Clark,
    (iii) 12,400 shares owned by his wife and (iv) 40,000 shares subject to stock options.

(3) Represents 10,000 shares subject to stock options.

(4) Includes 1,000 shares owned by Mr. Plotkin's wife.

(5) Includes (i) a total of 65,219 shares owned indirectly by officers and directors of the Company and (ii) an aggregate of 85,000 shares subject to stock options.

                              CERTAIN TRANSACTIONS

    The Company is a party to a 1992 agreement with Jack Clark, a director and officer of the Company, providing for the Company's repurchase of the shares of Common Stock by his estate in the event of his death. The purchase price for any shares repurchased under the agreement will be the average of the closing prices of the Common Stock on its principal trading market during the five trading days preceding the date of Mr. Clark's death or the book value per share of the Common Stock as reflected in the Company's most recent periodic report filed with the Securities and Exchange Commission prior to the date of death, whichever is greater. The Company maintains insurance policies on the life of Mr. Clark covering $5.4 million of its repurchase commitment under the agreement at premiums aggregating approximately $2.3 million over a period of seven years, with corresponding cash surrender values estimated to reach approximately $2 million by the end of that period. To the extent not covered by these policies, the Company will have the option to fund the balance of any repurchase commitment with a promissory note payable over three years with interest at a market rate. Mr. Clark will have the option, upon the sale of his entire interest in the Company, to purchase its insurance policies on his life at their prevailing cash surrender value.

    On March 5, 1996, the Company entered into an agreement (the "Consulting Agreement") with AMP Consulting Services, Inc. ("AMP"), Fector Detwiler & Co., Inc. ("FDC") and Fortuna Capital Management Company ("FCM"), providing for various consulting and financial advisory services and the issuance of performance-based options (the "Options"). FCM is a principal shareholder of the Company. See "Principal Shareholders." Anthony M. Pisano, the principal shareholder of AMP, was hired as Chief Financial Officer of the Company in December 1996.

    The advisory services provided under the Consulting Agreement included (i) a review of the Company's operations to consider ways of increasing the efficiency and financial performance of the Company's existing apparel business, (ii) the evaluation of strategic opportunities to either expand or divest the current business and acquire new businesses within or outside the apparel industry and to develop profitable strategies for the resulting enterprise and (iii) the identification of potential transactions to implement the recommended strategic plan. The Consulting Agreement had a term ending September 1, 1996, subject to earlier termination or extension by the Company.

    In connection with the Consulting Agreement, the Company granted Options to AMP, FDC and FCM to purchase 200,000 shares, 100,000 shares and 200,000 shares, respectively, of its Common Stock at $3 1/8 per share, exercisable only if specified performance goals were met (a "Qualifying Event"). In addition, Jack Clark, the Company's Chairman of the Board, issued Options to FDC and FCM to purchase 434,000 shares and 866,000 shares, respectively, of Common Stock owned by him upon the occurrence of a Qualifying Event at an exercise price of $4 3/4 per share. The FDC and FCM Options expired on March 1, 1997, and the AMP Options are scheduled to expire on May 1, 1997.

                            SOLICITATION OF PROXIES

    The cost of solicitation of proxies will be borne by the Company. Proxy cards and materials will also be distributed to beneficial owners of the Company's Common Stock through brokers, custodians and other nominees who will be reimbursed by the Company for their charges and expenses.

                           PROPOSALS BY SHAREHOLDERS

    Any proposal that a shareholder wishes to present for consideration at the 1998 annual meeting must be received by the Company at its principal executive offices no later than December 31, 1997. This date will provide sufficient time for consideration of the proposal for inclusion in the 1998 proxy materials.

                                          By Order of the Board of Directors

                                          Jack Clark
                                          Chairman of the Board

New York, New York
April 29, 1997

                                  Form of Proxy Card


Front:


-------------------------------------------------------------------------------
                                STAGE II APPAREL CORP.
            (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)
STAGE II APPAREL CORP.--Proxy for the Annual Meeting of Shareholders at 9:00 a.m.,
         May 30, 1997, at 292 Madison Avenue, 20th Floor, New York, New York
    The undersigned hereby appoints Anthony Pisano and Dayna Clark Higley, and each of them, with full power of substitution, as Proxies to vote the Common Stock of the undersigned at the aforementioned Annual Meeting, and any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, as follows:

    1. ELECTION OF DIRECTORS -- for the terms set forth in the Proxy Statement. The nominees are:
                    (1) Jack Clark                             (3) Eugene Myers
                    (2) Robert Plotkin
              /  /FOR ALL NOMINEES                     /  / AGAINST ALL NOMINEES
   /  /FOR ALL NOMINEES, except the following
                                              ----------------------------------

   2. In their discretion, the Proxies are authorized to vote upon such matters as may properly come before the Annual Meeting.

    This Proxy will be voted as specified.  If no specification is made, it will be voted FOR Proposal 1 and at the discretion of the Proxies or Proxies on any other business.
--------------------------------------------------------------------------------

Back:

--------------------------------------------------------------------------------
    Any Proxy heretofore given by the undersigned with respect to such stock is hereby revoked.
    Receipt of the Notice of Annual Meeting and Proxy Statement is hereby acknowledged.
Do you plan to attend the Meeting?        /   /Yes        /   /No

                                               Please mark, sign, date and
                                               return the Proxy Card promptly
                                               using the enclosed envelope.

                                               DATED:                   , 1997
                                                     -------------------

                                               -------------------------------

                                               -------------------------------

                                               (Joint owners must EACH sign.
                                               Please sign EXACTLY as your
                                               name(s) appear(s) on the card.
                                               When signing as attorney,
                                               trustee, executor, administrator,
                                               guardian or corporate officer,
                                               please give your FULL title.)

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